EXHIBIT (1)


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                        OF
                               MEDPLUS CORPORATION


     The undersigned President and Secretary of Medplus Corporation, a Delaware corporation (the "Corporation"), hereby certify as follows:

     A. Article 1. of the Corporation's Certificate of Incorporation has been amended to change the name of the corporation and to read as follows:

          1.   The  name  of  the  corporation  is

               ATLANTIS  BUSINESS  DEVELOPMENT  CORPORATION

     B. Article 6. of the Corporation's Certificate of Incorporation has been amended to change the number of Directors of the corporation and to read as follows:

               6.1 The number of directors of the Corporation shall be no less than three and no more then nine and may be increases or decreased from time to time in the manner provided in the bylaws.

     C. Article 5. of the Corporation's Certificate of Incorporation has been amended to change the number of shares the corporation has authority to issue and to read as follows:

               5.1 The total number of shares that the Corporation shall have authority to issue is 202,000,000 shares, of which 200,000,000 shares shall be common stock, each with a par value of $ .001, and 2,000,000 shares shall be preferred stock, each with a par value of $ .001.

     D. The forgoing amendment was duly adopted by written consent of shareholders of the Corporation holding issued and outstanding shares (the "Shares") of the Corporation's common stock, $ .001 par value, being not less than the minimum number of votes that would be necessary to amend the Corporation's Articles of Incorporation in the manner hereinafter stated in accordance with provisions of Sections 228 and 242 of Delaware General Corporation Law.

     E. As of the date of such shareholder meeting, the Corporation had issued and outstanding 47,611,008 shares of common stock. The number represented by the shareholders at such meeting was 23,885,255 thereby constituting a quorum. The number represented by the shareholders consenting to corporate action was: Article 1., 23,851,439 for, 3,275 against and 551 abstained; Article 6, 23,848,979 for, 5,308 against and 969 abstained; Article 5, 23,650,733 for, 203,957 against and 565 abstained.

     F. Written notice to all shareholders of the Corporation who did not consent in writing to the forgoing amendment of the Corporation's Certificate of Incorporation has been given as provided and required by the provisions of Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the President and Secretary of the Corporation, by their signatures indicate below and under penalties of perjury, each affirm and acknowledge that the signing of this instrument is their act and deed as officers or the Corporation and that the facts stated are true.

ATTEST:                                       MEDPLUS CORPORATION,
                                              a Delaware corporation



  /s/  Tim  DeHerrera                         By:  /s/  Brian Zucker
--------------------------------              -------------------------------
Tim DeHerrera, Secretary                      Brian  Zucker,  President


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